EXHIBIT 99.1

Argos Therapeutics Reports Fourth Quarter and Year-End 2014 Financial Results

- Full Enrollment and Randomization in the Pivotal Phase 3 ADAPT Trial of AGS-003 for Metastatic Renal Cell Carcinoma (mRCC) Expected by the end of 2nd Quarter -

- First Interim Analysis from the ADAPT Trial by IDMC Expected in the 2nd Quarter -

- Conference Call and Webcast Today, March 30th, at 4:30 p.m. ET -

DURHAM, N.C., March 30, 2015 (GLOBE NEWSWIRE) -- Argos Therapeutics, Inc. (Nasdaq:ARGS), a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer using its Arcelis® technology platform, today reported financial results for the fourth quarter and year ended December 31, 2014 and provided an update on the Company's clinical programs.

"2014 was an exceptional year for Argos, highlighted not only by the progress we have made in the advancement of our clinical programs, but also by the achievements we have made as a company," said Jeff Abbey, president and chief executive officer. "Enrollment in the pivotal phase 3 ADAPT trial of AGS-003 for the treatment of mRCC is nearing completion, and we look forward to the initial interim data analysis by the Independent Data Monitoring Committee, or IDMC, which is planned for late May. We also anticipate additional phase 2 trials being initiated with AGS-003 in other RCC settings and other tumor types this year." Mr. Abbey continued, "On the corporate front, 2014 was highlighted by the closing of our initial public offering and successful non-dilutive financings, which we believe provide us with the proceeds necessary to fund the phase 3 ADAPT trial to final data in the second half of 2016. Argos is well positioned to further execute on our strategy of becoming a fully-integrated, commercial immunotherapy company."

Selected Fourth Quarter and Full-Year 2014 Financial Results

Revenue for the fourth quarter ended December 31, 2014 was $0.3 million, compared to revenue of $0.7 million in the fourth quarter of 2013. Net loss attributable to common stockholders was $16.2 million, or $0.83 per share, for the fourth quarter ended December 31, 2014, compared to a net loss attributable to common stockholders of $8.5 million, or $36.19 per share, for the fourth quarter ended December 31, 2013.

For the year ended December 31, 2014, revenue was $2.0 million, compared to revenue of $4.4 million for the year ended December 31, 2013. Net loss attributable to common stockholders was $54.2 million, or $3.12 per share, for the year ended December 31, 2014, compared to a net loss attributable to common stockholders of $33.9 million, or $147.37 per share, for the year ended December 31, 2013. Cash, cash equivalents and short-term investments totaled $56.2 million at December 31, 2014.

2014 and Early 2015 Clinical and Business Highlights

  Completed an initial public offering, generating net proceeds of $43.7 million; closed on a $25 million venture loan facility with an initial drawdown of $12.5 million
  Presented additional encouraging median overall survival and long-term survival data in patients with mRCC from our phase 2 study of AGS-003 in combination with Sutent at ASCO annual meeting
  Completed phase 2b trial in AGS-004; data from the trial showed AGS-004 induced memory T-cell responses, which was associated with lower latent virus reservoirs in a statistically significant manner
  Was issued a key U.S. patent related to the Arcelis technology platform, significantly expanding the protection for an important method in the manufacture of dendritic cell immunotherapies
  Commenced construction on a new 123,000 square foot GMP commercial manufacturing facility
  Strengthened our manufacturing and commercialization capabilities by entering into an agreement with Invetech to develop and supply automated manufacturing systems, technology and services to support commercial production needs for AGS-003
  Announced a collaboration with Saint-Gobain's Performance Plastics division to design, fabricate and scale production of a range of single-use disposables for use in the automated commercial manufacturing of AGS-003

2015 Anticipated Milestones

  Full enrollment and randomization in the phase 3 ADAPT trial for AGS-003 in mRCC expected by the end of second quarter 2015
  Interim data analyses from the ADAPT trial by the IDMC expected in second quarter at approximately 25% of events and late 2015 at approximately 50% of events
  Investigator-initiated phase 2 trials with AGS-003 in other tumor types and in other RCC settings, including early stage RCC and non-clear cell mRCC, planned for 2015
  Continue investigator-initiated phase 2 adult eradication trial for AGS-004 in HIV; investigator-initiated phase 2 pediatric trial planned for second half of 2015
  Continue the build-out and equipping of Argos'  automated commercial manufacturing facility

Conference Call and Webcast Details

Argos executive management will host a conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions.

To participate by telephone, please dial (855) 433-0930 (Domestic) or (484) 756-4271 (International). The conference ID number is 3893390. A live and archived audio webcast can be accessed through the Investors section of the Company's website at www.argostherapeutics.com. The archived webcast will remain available on the Company's website for fourteen (14) days following the call.

About the Arcelis® Technology Platform

Arcelis® is a fully personalized immunotherapy technology that captures mutated and variant antigens that are specific to each patient's disease. It is designed to overcome immunosuppression by producing a durable memory T-cell response without adjuvants that may be associated with toxicity. The technology is potentially applicable to a wide range of different cancers, and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other personalized cancer immunotherapies. The Arcelis® process uses only a small tumor or blood sample and the patient's own dendritic cells, which are collected and optimized following a single leukapheresis procedure. The proprietary process uses RNA isolated from the patient's disease sample to program dendritic cells to target disease specific antigens. The activated, antigen-loaded dendritic cells are then formulated into the patient's plasma and administered via intradermal injection.

About Argos Therapeutics

Argos Therapeutics is a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer using its Arcelis® technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). The Company is also developing a separate Arcelis®-based product candidate, AGS-004, for the treatment of HIV, currently being evaluated in a phase 2 clinical trial in combination with a latency reversing drug for HIV eradication in adult patients. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

Forward Looking Statements

Any statements in this press release about Argos' future expectations, plans and prospects, including statements about Argos and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether Argos' cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos' product candidates will advance through the clinical trial process on a timely basis; whether the clinical trial data will warrant submission for regulatory approval ; whether Argos' product candidates will  receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if product candidates obtains approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of Argos' Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 which is on file with the SEC. In addition, the forward-looking statements included in this press release represent the Argos' views as of March 30, 2015. Argos anticipates that subsequent events and developments will cause Argos' views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos' views as of any date subsequent to March 30, 2015.

ARGOS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenue	$303,453	$715,747	$1,974,019	$4,421,689

Operating expenses
Research and development	13,459,178	7,069,151	45,498,916	23,991,151
General and administrative	2,480,025	1,620,068	8,599,359	4,662,317
Total operating expenses	15,939,203	8,689,219	54,098,275	28,653,468

Operating loss	(15,635,750)	(7,973,472)	(52,124,256)	(24,231,779)

Other income (expense), net	(584,660)	(47,450)	(1,181,682)	310,216

Net loss	(16,220,410)	(8,020,922)	(53,305,938)	(23,921,563)

Accretion of redeemable convertible preferred stock	—	(477,029)	(863,226)	4,772,991

Less: Preferred stock dividend due to exchanges of preferred shares	—	—	—	(14,726,088)

Net loss attributable to common stockholders	$ (16,220,410)	$ (8,497,951)	$ (54,169,164)	$ (33,874,660)

Net loss attributable to common stockholders per share, basic and diluted	$ (0.83)	$ (36.19)	$ (3.12)	$ (147.37)

Weighted average shares outstanding, basic and diluted	19,656,209	234,789	17,367,665	229,865

ARGOS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013

Assets
Current assets
Cash and cash equivalents	$37,223,590	$33,297,970
Short-term investments	19,016,347	13,659,812
Other current assets	1,277,366	2,570,860
Total current assets	57,517,303	49,528,642
Property and equipment, net	5,513,555	1,602,103
Restricted cash and other assets	1,336,020	550
Total assets	$64,366,878	$51,131,295

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$1,860,491	$1,317,072
Accrued expenses	1,405,378	1,800,794
Current portion of notes payable	30,885	45,447
Total current liabilities	3,296,754	3,163,313
Long-term portion of notes payable	19,796,545	7,014,106
Long-term portion of manufacturing research and development obligation	3,475,552	—
Long-term portion of facility lease obligation	3,380,223	—
Deferred liability	3,066,000	3,066,000
Redeemable convertible preferred stock	—	113,664,469
Total stockholders' equity (deficit)	31,351,804	(75,776,593)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$64,366,878	$51,131,295

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         Adam Daley
         Berry & Company Public Relations
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         Investors:
         Nancy Yu
         Burns McClellan
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         (212) 213-0006